SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014

DAKOTA TERRITORY RESOURCE CORP

 (Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Commission File Number 000-50191	98-0201259 (I.R.S. Employer Identification Number)

10580 N. McCarran Blvd., Building 115 – 208

Reno, NV 89503

(Address of Principal Executive Offices and Zip Code)

(775) 747-0667

(Issuer's telephone number)

Mustang Geothermal Corp

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 3, 2014, the Registrant completed its acquisition of approximately 565.24 mineral acres in the Northern Black Hills of South Dakota.  The acquisition increased the Registrant’s mineral interests in the Homestake District by nearly 23%, to over 3,057 acres. As part of the property acquisition, the Registrant purchased an additional 64.39 mineral acres located immediately southwest and contiguous to the Registrant’s Paleoplacer Property, including mineral title to the historic Gustin, Minerva and Deadbroke Gold Mines.  The three mines were the last of a string of mines that produced ores from fossil gold placers derived from the Homestake Lode and are located at the point where the channel disappears under the cover of younger sedimentary and intrusive rocks approximately one mile north of the Homestake Open Cut source.  Together with the Registrant’s property acquisition of February 24, 2014, reported below under Section 8, Item 8.01: Other Information, the Registrant has consolidated and extended its Paleoplacer Property position to a distance extending approximately 3,100 feet along the south to north trend of the channel.

The property acquisition was completed through the closing of a Purchase Agreement made and entered into by the Registrant and the Seller of the property asset. Pursuant to 17 CFR 230.406[c], the Registrant is not filing the Purchase Agreement with this Current Report as an exhibit and has applied to the Commission for a waiver from any obligation to file it due to its confidential nature and information. Pending a determination as to the objection, the material for which confidential treatment has been applied will not be made available to the public There is no material relationship, other than in respect of the transaction, between the Seller of the property asset and the Registrant or any of its affiliates, or any director or officer of the Registrant, or any associate of any such director or officer. The property acquisition was made in the ordinary course of the Registrant’s business.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On March 6, 2014 the Company closed sales of a private placement of its restricted common shares.  The Company sold a total of 3,150,000 shares of restricted common stock at a price of $0.10 per share to two private investors for an aggregate amount of $315,000 received by the Company.   The private placement was undertaken on January 14, 2014 to fund the Registrants property acquisitions and for the general working capital needs of the Registrant.

The Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder, with respect to the sale of the restricted stock. The Purchasers of these securities were “accredited investors” pursuant to Section 501(a) of the Securities Act, who provided the Company with representations, warranties and information concerning their qualifications as “accredited investors.” The Company provided and made available to the Purchasers full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of the restricted securities.

The Purchasers acquired the restricted common stock for their own accounts, for investment purposes and not with a view to public resale or distribution thereof within the meaning of the Securities Act. By virtue of restrictions on the Purchasers’ shares, the restricted shares so purchased cannot be sold unless pursuant to an effective registration statement by the Company, or by an exemption from registration requirements of Section 5 of the Securities Act—the existence of any such exemption subject to legal review and approval by the Company.

Section 8 - Other Events

Item 8.01 Other Events.

On February 24, 2014, the Registrant completed its acquisition of surface and mineral title to 26.16 acres of the Squaw and Rubber Neck Lodes that comprise Mineral Survey 1706 in the Black Hills of South Dakota.  Located immediately to the north and adjoining the Company’s Paleoplacer Property, the acquisition of Mineral Survey 1706 is consistent with the Company’s business development strategy of expanding its high quality mining interests within the Homestake District. The Registrant completed this acquisition in the ordinary course of its business. Based upon the amount paid, the acquisition was not deemed to involve a significant amount of assets otherwise reportable under Item 2.01.

Homestake Mining Company explored Mineral Survey 1706 in the late 1980’s through a lease agreement that provided for the conveyance of the results of its exploration to the property owner.  Homestake’s exploration included the drilling of 23 holes that produced a discovery of significant gold mineralization, with gold values up to 14.9 grams per tonne, at a distance some 550 meters north of the Deadbroke Gold Mine.  The Deadbroke Mine was the last of a string of mines that produced ores from fossil gold placer deposits that were derived from the erosion from the Homestake Lode.   It has been estimated than more than 10 million ounces of gold were eroded from the Homestake Lode, of which approximately 1.5 million ounces have been realized by various means of historic production.

The property acquisition was completed through an Exploration and Mining Lease and Option to Purchase Property Agreement made and entered into by and among the Registrant and the Owners of the property asset, Gregory J. Percevich and Cody J. Percevich, father and son, as joint tenants with right of survivorship, of Lead, South Dakota 57754.  There is no material relationship, other than in respect of the transaction, between the Owners of the property asset and the Registrant or any of its affiliates, or any director or officer of the Registrant, or any associate of any such director or officer.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit Index:

Exhibit Number

Description

EX – 99.1

Press Release dated March 4, 2014

EX – 99.2

Purchase Agreement (omitted and filed separately with the Commission pursuant to 17 CFR 230.406[c]).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA TERRITORY RESOURCE CORP  (Registrant)

Date: March 7, 2014

By /s/ Richard Bachman

Richard Bachman, PRESIDENT